As filed with the Securities and Exchange Commission on June 22, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0006224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Water Street New York, New York	10041
(Address of Principal Executive Offices)	(Zip Code)

GFI Group Inc. 2008 Equity Incentive Plan

(Full title of the plan)

Scott Pintoff, Esq.

General Counsel and Corporate Secretary

GFI Group Inc.

55 Water Street

New York, New York 10041

Telephone:  (212) 968-4100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Scott D. Price, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone:  (212) 446-4851

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

This Amendment No. 2 is being filed to reflect that the number of shares of Common Stock of GFI Group Inc covered by the registration statement is increased from 18,938,338 to 25,938,338 as a result of the approval of an amendment to the GFI Group Inc. 2008 Equity Incentive Plan (the “Plan”) to increase the shares covered by the Plan by 7,000,000 shares and to register such additional shares under the registration statement.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	7,000,000 shares	(1)	$5.80	(2)	$40,600,000	(2)	$2,894.78
Total	7,000,000 shares		$5.80		$40,600,000		$2,894.78

(1)

This post-effective amendment to the Company’s Registration Statement on Form S-8 (Registration No. 333-152027) amended on June 30, 2009 (Registration No. 333-160344) filed with the Securities and Exchange Commission on June 22, 2010, covers an additional 7,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of GFI Group Inc. (the “Registrant”) for offer or sale under the Registrant’s 2008 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Plan.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) on the basis of the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq Global Select Market on June 15, 2010.

INCORPORATION BY REFERENCE

GFI Group Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 333-152027) with the Securities and Exchange Commission on June 30, 2008 (the “Registration Statement”). Under the Registration Statement, the Company originally registered 12,288,338 shares of common stock, par value $0.01 per share (the “Common Stock”) to be offered and sold under the Company’s 2008 Equity Incentive Plan (the “Plan”).

On June 30, 2009, the Company filed Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-160344) (“Amendment No. 1”) to increase the number of shares covered by the Registration Statement by 6,650,000 shares.

This Amendment No. 2 to the Registration Statement on Form S-8 (this “Amendment No. 2”) is filed pursuant to Instruction E of Form S-8 and relates to the Registration Statement.  Except for such changes as are set forth herein, the contents of the Registration Statement and Amendment No. 1 are incorporated herein by reference in this Amendment No. 2.

EXPLANATORY NOTE TO AMENDMENT NO. 2

The Board of Directors approved an amendment (the “Amendment”) to the Plan to increase the number of shares available for the grant of awards under the Plan by 7,000,000 shares.  The Amendment was subject to stockholder approval.  On June 10, 2010, the Amendment was approved by stockholders at the Company’s annual meeting of stockholders.  The Company has filed this Amendment No. 2 to the Company’s Registration Statement to register under the Securities Act of 1933, as amended, the offer and sale pursuant to the Plan of an additional 7,000,000 shares of Common Stock not previously registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 7.                                                           Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 22, 2010.

GFI GROUP INC.

By:	/s/ Scott Pintoff
Name: Scott Pintoff
Title: General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 22, 2010.

Signature	Title

/s/ Scott Pintoff*
Michael Gooch	Chief Executive Officer and Chairman of the Board
(principal executive officer)

/s/ Scott Pintoff*
Colin Heffron	President and Director

/s/ James A. Peers
James A. Peers	Chief Financial Officer
(principal financial and accounting officer)

/s/ Richard Magee
Richard Magee	Director

/s/ Frank Fanzilli
Frank Fanzilli	Director

/s/ Scott Pintoff*
John W. Ward	Director

/s/ Scott Pintoff*
Marisa Cassoni	Director

* Scott Pintoff hereby signs this Post-Effective Amendment No. 2 on behalf of each of the indicated persons for whom he is the attorney-in-fact pursuant to a power of attorney filed with the Registration Statement.

II-2

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Kirkland & Ellis LLP.

15.1	Awareness Letter from Deloitte and Touche LLP.

23.1	Consent of Deloitte and Touche LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (Filed as exhibit 24.1 to the Registration Statement on Form S-8, filed on June 30, 2008 (Reg. No. 333-152027)).

* Previously filed.